Exhibit 24

LIMITED POWER OF ATTORNEY

CURO Group Holdings Corp.

The undersigned, in his or her capacity as a director or officer, or both, of CURO Group Holdings Corp., does hereby appoint Don Gayhardt, Roger Dean, Vin Thomas and Tashia Rivard, or any one or more of them, his or her attorneys or attorney, with full power of substitution, to execute in his or her name any CURO Group Holdings Corp. Section 16 Report and the Annual Report of CURO Group Holdings Corp. on Form 10-K for its fiscal year ended December 31, 2020, and any amendments to that report, and to file it with the Securities and Exchange Commission. Each attorney shall have power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, every act to be done in the premises as fully and to all intents and purposes as the undersigned could do in person, and the undersigned hereby ratifies and approves the acts of such attorneys.

Executed the dates set forth below.

/s/ Doug Rippel	/s/ Chad Faulkner
Doug Rippel	Chad Faulkner
January 28, 2021	January 20, 2021

/s/ Andrew Frawley	/s/ David Kirchheimer
Andrew Frawley	David Kirchheimer
February 28, 2021	January 17, 2021

/s/ Chris Masto	/s/ Mike McKnight
Chris Masto	Mike McKnight
January 29, 2021	January 19, 2021

/s/ Gillian Van Schaick	/s/ Elizabeth Webster
Gillian Van Schaick	Elizabeth Webster
January 27, 2021	January 18, 2021

/s/ Dale Williams	/s/ Karen Winterhof
Dale Williams	Karen Winterhof
January 29, 2021	February 17, 2021